UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities exchange act of 1934

Date of Report (Date of earliest event reported): December 26, 2006

CENVEO, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer
		Identification No.	)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 595−3000

Not Applicable
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On December 27, 2006, Cenveo, Inc. (“Cenveo”) announced that it had entered into an Agreement of Merger dated as of December 26, 2006 among Cenveo, Mouse Acquisition Corp., an indirect wholly-owned subsidiary of Cenveo (“Merger Sub”), and Cadmus Communications Corporation (“Cadmus”).

Pursuant to the merger agreement, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, Merger Sub will merge with and into Cadmus, with Cadmus as the surviving corporation in the merger. Pursuant to the merger agreement, each share of common stock of Cadmus, par value $0.50 per share, issued and outstanding immediately prior to the consummation of the merger will be converted into the right to receive an amount in cash equal to $24.75 per share, without interest.

Cadmus and Cenveo have made customary representations, warranties and covenants in the merger agreement, including covenants regarding operation of the business of Cadmus and its subsidiaries prior to the closing and covenants that, subject to certain exceptions, prohibit Cadmus from soliciting, or providing information or entering into discussions or negotiations concerning, proposals relating to alternative business combination transactions.

Consummation of the merger is subject to customary conditions, including, without limitation, (i) approval of the merger by Cadmus’s shareholders, (ii) absence of any law or order prohibiting the closing, (iii) expiration or termination of the Hart-Scott-Rodino waiting period and certain other regulatory approvals and (iv) the absence of any material adverse effect on the business and operations of Cadmus.

The merger agreement may be terminated by either Cenveo or Cadmus under certain circumstances, including if the merger is not consummated by July 26, 2007. The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, Cadmus may be required to pay Cenveo a termination fee of $8.375 million and to reimburse Cenveo for up to $500,000 of its expenses.

The foregoing description of the merger and the merger agreement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The merger agreement has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about Cadmus or Cenveo or its affiliates. The merger agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information contained in disclosure schedules that are not publicly filed. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of the merger agreement or a prior, specified date, (ii) in some cases, they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the prior public disclosures of Cenveo and Cadmus, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the public disclosures of Cenveo and Cadmus.

Voting Agreement

Simultaneously with the execution and delivery of the merger agreement, Cenveo entered into a voting agreement with Bruce V. Thomas, the CEO and President of Cadmus, and entities affiliated with Nathu R. Puri, a director and Cadmus’s largest shareholder, pursuant to which, among other things, the shareholders have, during the term of the voting agreement, agreed to vote their shares in favor of the approval and adoption of the Merger agreement and to vote their shares against certain merger proposals from third parties. The shareholders who signed the voting agreement collectively beneficially own approximately 21.1% of the common stock of Cadmus.

The foregoing description of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the voting agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events.

On December 27, 2006, Cenveo issued a press release announcing that it had entered into the merger agreement. A copy of the press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
2.1	Agreement of Merger dated as of December 26, 2006 among Cenveo, Inc., Mouse Acquisition Corp. and Cadmus Communications Corporation.
99.1	Voting Agreement and Irrevocable Proxy dated as of December 26, 2006 among Cenveo, Inc., Clary Limited, Purico (IOM) Limited, Melham US Inc. and Bruce V. Thomas.
99.2	Press Release of Cenveo, Inc. dated December 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2006

CENVEO, INC.

By:	/s/ Sean S. Sullivan
Sean S. Sullivan
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement of Merger dated as of December 26, 2006 among Cenveo, Inc., Mouse Acquisition Corp. and Cadmus Communications Corporation.
99.1	Voting Agreement and Irrevocable Proxy dated as of December 26, 2006 among Cenveo, Inc., Clary Limited, Purico (IOM) Limited, Melham US Inc. and Bruce V. Thomas.
99.2	Press Release of Cenveo, Inc. dated December 27, 2006